Exhibit 5.1

July 24, 2008

Avery Dennison Corporation
150 North Orange Grove
Blvd. Pasadena, California 91103
633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

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File no. 000964-0200

Re:	Avery Dennison Corporation Employee Stock Option and Incentive Plan, Amended and Restated
Ladies and Gentlemen:
     We have acted as special counsel to Avery Dennison Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 4,800,000 shares of common stock, $1.00 par value per share (the “Shares”), to be issued pursuant to the Company’s Employee Stock Option and Incentive Plan, Amended and Restated (the “Plan”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 24,2008 (File No. 333-                    (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601 (b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when certificates representing the Shares in the proper form have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and Plan (and the agreements and awards

July 24, 2008

duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,